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                             COMPAQ  COMPUTER  CORPORATION
             -----------------------------------------------------
            (Name  of  Registrant  as  Specified  In  Its  Charter)
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     On March 24, 1998, Compaq Computer Corporation distributed to its proxy solicitors, certain members of its management team, and other employees the following questions and answers to assist them in responding to inquiries from stockholders about the 1998 Stock Option Plan being submitted at Compaq's annual meeting of stockholders on April 23, 1998. Compaq or its representatives may also use these materials to initiate the solicitation of certain stockholders.


                        1998 Stock Option Plan
                         Questions and Answers


Q1. Why is Compaq requesting additional shares for employee stock options?

A1. Compaq is requesting additional shares to enable the Company to continue to attract, retain and motivate key employees at many levels. The technology market is extremely competitive and has a very low unemployment rate. In order for Compaq to continue to compete effectively within the information technology sector for high performing and high contributing employees, the Company must have available competitive forms of compensation, including equity based compensation.

It is important to note that Compaq, like many high tech companies, uses stock options broadly beyond the senior management level. In 1997, executive officers received less than 17% of the stock options granted. Significant stock option awards are made into the middle and first level manager population and the higher level individual contributor population in order to provide performance based total compensation packages consistent with the high tech marketplace.


Q2. What are the Compaq stock option granting practices in relation to the high tech industry?

A2. Compaq grants options on an overall basis at or below the average practice of the high tech industry.

During the past several years, Compaq has granted stock options to employees at an annual rate of between 1.8% and 2.7% of the outstanding stock plus options each year. This compares with industry average rates (1) (for >$1b revenue technology companies) of 2.5% (1996) and 3.5% (1997).

(1)  Source: I-Quantic survey of high tech stock option practices

Compaq's total overhang ([stock options outstanding, plus stock options authorized, plus the current requested shares] divided by [current total outstanding shares plus the numerator above]) including the 1998 share authorization request is about 18.7% assuming the Digital acquisition is approved and concluded. If the Digital acquisition is not approved, the total overhang is about 18.1%. This compares with industry average rates (1) of about 19.2% in 1997, and specific company practices ranging as high as above 40%.

(1)  Source: I-Quantic survey of high tech stock option practices


Q3. How does this authorization for employee stock options compare to others that Compaq has requested?

A3. Compaq's requests for approval of shares track its grants to employees (see Q2). Compaq has requested additional shares for employee and director plans nine times since we went public in 1983. As we've grown larger and more established, we've generally made relatively large requests less frequently. This enables us to plan our stock option grant strategy to compete effectively to attract, retain and motivate key employees. In the 1990s, we have requested shares for employee plans only twice before--in 1991 (requested at about the same level as this year) and 1995 (when we requested under 5%). If you consider the years in which no request was made the average authorization works out to 2.2% per year before this year's request. We'll be using the shares requested this year for the next several years.

Q4. Are the options contemplated to be granted under the 1998 stock option plan indexed or performance based beyond simply increases in the stock price from the grant date?

A4. The 1998 stock option plan requires options to be granted with an exercise price at least equal to the market price of the stock on the grant date. This approach is consistent with the vastly prevalent market practice for the employees the Company is desirous to attract, retain and motivate. The plan is flexible in that if the accounting rules and the competitive practices in relation to stock options change in the future (such as to use options with an indexed or above market exercise price), the Board will have the authority to grant such options.


Q5. The request for shareholders to approve a stock option plan representing almost 10% of the outstanding stock seems quite dilutive. Is it necessary to allocate this many shares?

A5. Companies take different approaches to stock option share authorizations. Some companies have adopted an evergreen approach, which adds a certain percentage of the outstanding shares to the pool each year. Others make frequent relatively small requests for shares. One tech company has used a modified evergreen approach that adds shares each year for the next five years. Compaq has chosen to request an authorization that should permit the Company to provide competitive stock option awards for several years into the future. We do not believe an evergreen plan is appropriate, nor is proposing a share approval to stockholders every year or two. Even though Compaq is requesting a large authorization, the total overhang (see QA2) after the requested shares is still below the average of large high tech companies. And, our annual grant practices are within the industry average.


Q6. What are some other recent share authorization requests from high tech companies?

A6. In the past few years, several large technology companies have requested and received approval for share authorizations in excess of 5%. These include Microsoft (16%), Seagate (6%), Texas Instruments (9.7%), Hewlett Packard (6.25%) and Dell (4%+ per year for each of the next five years-20%+ total).